ASSESSMENT OF COMPLIANCE

For the period of May 5, 2020 through December 31, 2020 (“Reporting Period”)

Citigroup Commercial Mortgage Securities Inc.,

BX Commercial Mortgage Trust 2020-VIVA,

Commercial Mortgage Pass-Through Certificates, Series 2020-VIVA (the “Trust”)

Situs Holdings, LLC, as Special Servicer, (a “Reporting Servicer”) is responsible for assessing compliance as of December 31, 2020 for the Reporting Period with the applicable servicing criteria specified in Paragraph (d) of Item 1122 of the U.S. Securities and Exchange Commission’s Regulation AB (the “Applicable Servicing Criteria”).

The Special Servicer has assessed its compliance with the Applicable Servicing Criteria for the Reporting Period and has concluded that the Special Servicer has complied, in all material respects, with the Applicable Servicing Criteria as of December 31, 2020 and for the Reporting Period with respect to the Platform taken as a whole.

As Senior Director of Situs Holdings, LLC, I certify that:

A.     A review of Special Servicer’s activities during the Reporting Period and of Special Servicer’s performance under the Trust and Servicing Agreement has been made under my supervision; and

B.     To the best of my knowledge, based on such review, the Special Servicer has fulfilled all of its obligations under the Trust and Servicing Agreement in all material respects during the Reporting Period.

Date: March 5, 2021

SITUS HOLDINGS, LLC,

as Special Servicer

By: /s/ Curt Spaugh

Name: Curt Spaugh

Title: Senior Director